Exhibit 99

Press Release	Source: First Acceptance Corporation
Contact: Michael Bodayle (615) 844-2885
First Acceptance Corporation Reports Operating Results for the Quarter and Six Months Ended December 31, 2008
NASHVILLE, TN, February 9, 2009/Businesswire-FirstCall/ — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the second quarter and six months ended December 31, 2008 of its fiscal year ending June 30, 2009.
Operating Results
     Revenues for the three months ended December 31, 2008 were $65.1 million, compared with $82.3 million in the same period last year. Loss before income taxes for the three months ended December 31, 2008 was $1.4 million, compared with income before income taxes of $33 thousand in the same period last year. Net loss for the three months ended December 31, 2008 was $1.0 million, or $0.02 per share on a diluted basis, compared with a net loss of $11.7 million, or $0.25 per share on a diluted basis, for the three months ended December 31, 2007.
     Revenues for the six months ended December 31, 2008 were $136.7 million, compared with $169.5 million in the same period last year. Income before income taxes for the six months ended December 31, 2008 was $2.4 million, compared with $3.0 million in the same period last year. Net income for the six months ended December 31, 2008 was $0.8 million, or $0.02 per share on a diluted basis, compared with a net loss of $9.8 million, or $0.21 per share on a diluted basis, for the six months ended December 31, 2007.
     The results for the three months ended December 31, 2008 included charges of $5.1 million, or $3.3 million after taxes ($0.07 per share on a diluted basis), in costs associated with the settlement of litigation described below. The results for the three months ended December 31, 2007 included an increase in the valuation allowance for our deferred tax asset of $11.6 million, or $0.24 per share on a diluted basis.
     Premiums earned for the three months ended December 31, 2008 were $54.8 million, compared with $70.5 million for the three months ended December 31, 2007. Premiums earned for the six months ended December 31, 2008 were $116.7 million, compared with $145.3 million for the six months ended December 31, 2007. The decreases in premiums earned were primarily due to declines in policies written resulting from the weak economic conditions, rate increases taken in a number of states to improve underwriting profitability, and the closure of 53 poor performing stores since January 2007. At December 31, 2008, the number of policies in force was 159,557, compared with 203,008 at December 31, 2007. At December 31, 2008, we operated 424 stores, compared with 440 stores at December 31, 2007.
     Approximately 69% of the $15.7 million decline in premiums earned for the three months ended December 31, 2008 and approximately 73% of the $28.6 million decline in premiums earned for the six months ended December 31, 2008 was in our Florida, Georgia, Texas and Tennessee markets. These states collectively accounted for 52% of premiums earned during both the three and six months ended
December 31, 2008, down from 56% for the same periods in the prior year. Our premiums earned in these states were adversely affected by the weak economic conditions, as well as a decline in used car sales, which have historically been a significant contributor to new policy growth in these markets. Additionally, the decline in our Florida market was due to a January 1, 2008 rate increase to improve our underwriting profitability.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 68.5% for the three months ended December 31, 2008, compared with 77.1% for the three months ended December 31, 2007. The loss and loss adjustment expense ratio was 69.7% for the six months ended December 31, 2008, compared with 77.1% for the six months ended December 31, 2007. We experienced unfavorable development of approximately $0.3 million for the three months ended December 31, 2008 and favorable development of approximately $1.1 million for the six months ended December 31, 2008 for losses occurring prior to calendar year 2008. For the three and six months ended December 31, 2007, we did not experience any significant development for prior accident periods. In addition, we did not experience any significant weather-related losses during the three and six months ended December 31, 2008.
     Excluding the development noted above, the loss and loss adjustment expense ratio for the three and six months ended December 31, 2008 was 68.0% and 70.6%, respectively. These improvements over the same periods last year were primarily the result of a revision in our estimate of the loss and loss adjustment expense ratio for calendar 2008 which improved from 76.5% at June 30, 2008 to 73.8% at December 31, 2008. We attribute this improvement to the impact of the rate increases taken in early calendar 2008 in our Florida, Illinois, Indiana, Texas and South Carolina markets and the continued improvement in our underwriting and claim handling practices.
     Expense Ratio. Our expense ratio for the three months ended December 31, 2008 was 25.2%, compared with 23.0% for the same period in the prior year. Our expense ratio for the six months ended December 31, 2008 was 23.2%, compared with 21.3% for the six months ended December 31, 2007. These increases were primarily due to the declines in premiums earned discussed above.
     Combined Ratio. The combined ratio decreased to 93.7% for the three months ended December 31, 2008 from 100.1% for the three months ended December 31, 2007. The combined ratio decreased to 92.9% for the six months ended December 31, 2008 from 98.4% for the six months ended December 31, 2007.
     Litigation Settlement. As previously reported, we entered into a settlement agreement relating to the class action litigation pending against us in the State of Georgia, which was approved by the court in November 2008. In addition, during December 2008, we entered into a settlement agreement with the plaintiffs in similar litigation pending against us in the State of Alabama, which was approved by the court in February 2009. During the quarter ended June 30, 2008, we accrued $6.7 million for the costs of certain components of the settlements, including plaintiffs’ attorneys’ fees and expenses and estimated costs associated with the administration of the settlements. During the three and six months ended December 31, 2008, we paid $3.8 million in plaintiffs’ attorneys’ fees and expenses as stipulated in the Georgia litigation settlement agreement and $0.1 million and $0.2 million, respectively, in costs associated with the administration of the settlements. We also reduced our estimated accrual for plaintiffs’ attorneys’ fees and expenses in Alabama from $2.5 million to $2.3 million as stipulated in the litigation settlement agreement. As previously reported, class members are entitled to receive premium credits or reimbursement certificates pursuant to the terms of the settlement agreements. Based upon our analysis of the premium credits available to these members, we have accrued, as of December 31, 2008, approximately $5.2 million for currently estimable costs associated with the utilization of available premium credits for the plaintiffs in the Georgia and Alabama litigation. We are still in discussions with our insurance carriers regarding coverage for the costs and expenses incurred relating to the litigation settlements and are not able currently to estimate the amount, if any, that we may receive from our insurance carriers.
About First Acceptance Corporation
     First Acceptance Corporation provides non-standard private passenger automobile insurance, primarily through employee-agents. At December 31, 2008, we leased and operated 424 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Premiums earned	$54,823	$70,484	$116,661	$145,287
Commission and fee income	7,675	8,987	15,918	18,285
Investment income	2,608	2,859	5,331	5,886
Other	(26)	11	(1,241)	41

	65,080	82,341	136,669	169,499

Costs and expenses:
Losses and loss adjustment expenses	37,553	54,346	81,285	112,017
Insurance operating expenses	21,510	25,180	42,956	49,166
Other operating expenses	314	759	706	1,264
Litigation settlement	5,089	—	5,234	—
Stock-based compensation	514	354	1,009	678
Depreciation and amortization	455	380	924	748
Interest expense	1,033	1,289	2,190	2,630

	66,468	82,308	134,304	166,503

Income (loss) before income taxes	(1,388)	33	2,365	2,996
Provision (benefit) for income taxes	(385)	11,764	1,527	12,835

Net income (loss)	$(1,003)	$(11,731)	$838	$(9,839)

Net income (loss) per share:
Basic and diluted	$(0.02)	$(0.25)	$0.02	$(0.21)

Number of shares used to calculate net income (loss) per share:
Basic	47,658	47,618	47,656	47,617

Diluted	47,658	47,618	49,088	47,617

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	December 31,	June 30,
	2008	2008
	(Unaudited)
ASSETS
Fixed maturities, available-for-sale at fair value	$189,960	$189,570
Cash and cash equivalents	23,556	38,646
Premiums and fees receivable, net	48,677	63,377
Deferred tax asset, net	16,247	17,593
Other assets	14,416	15,053
Deferred acquisition costs	4,113	4,549
Goodwill and identifiable intangible assets	144,442	144,442

TOTAL ASSETS	$441,411	$473,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$93,803	$101,407
Unearned premiums and fees	60,367	77,237
Notes payable and capitalized lease obligations	98	4,124
Debentures payable	41,240	41,240
Other liabilities	20,233	23,763

Total liabilities	215,741	247,771
Total stockholders’ equity	225,670	225,459

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$441,411	$473,230

Book value per share	$4.69	$4.69

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
GROSS PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Premiums earned:
Georgia	$12,344	$15,135	$25,772	$31,238
Illinois	6,826	7,931	14,188	16,100
Florida	6,196	10,820	13,812	23,181
Texas	6,133	8,217	13,134	16,743
Alabama	5,888	7,034	12,460	14,538
South Carolina	4,491	5,650	9,941	11,290
Tennessee	3,800	5,168	8,215	10,690
Ohio	3,182	3,814	6,633	7,814
Pennsylvania	2,786	2,360	5,572	4,661
Indiana	1,298	1,806	2,861	3,774
Missouri	956	1,382	2,085	2,852
Mississippi	923	1,167	1,988	2,406

Total premiums earned	$54,823	$70,484	$116,661	$145,287

COMBINED RATIOS (INSURANCE COMPANIES)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Loss and loss adjustment expense	68.5%	77.1%	69.7%	77.1%
Expense	25.2%	23.0%	23.2%	21.3%

Combined	93.7%	100.1%	92.9%	98.4%

POLICIES IN FORCE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Policies in force — beginning of period	170,555	212,511	194,079	226,974
Net decrease during period	(10,998)	(9,503)	(34,522)	(23,966)

Policies in force — end of period	159,557	203,008	159,557	203,008

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Retail locations — beginning of period	429	458	431	462
Opened	—	1	1	2
Closed	(5)	(19)	(8)	(24)

Retail locations — end of period	424	440	424	440

RETAIL LOCATIONS BY STATE

	December 31,		September 30,		June 30,
	2008	2007	2008	2007	2008	2007
Alabama	25	25	25	25	25	25
Florida	39	40	39	41	40	41
Georgia	61	61	61	62	61	62
Illinois	81	80	81	81	80	81
Indiana	18	22	19	23	19	24
Mississippi	8	8	8	8	8	8
Missouri	12	16	13	16	14	15
Ohio	28	29	29	30	29	30
Pennsylvania	18	19	18	24	19	25
South Carolina	27	28	28	28	28	28
Tennessee	20	20	20	20	20	20
Texas	87	92	88	100	88	103

Total	424	440	429	458	431	462